Exhibit (g)(2)

BROOKFIELD INVESTMENT FUNDS
FORM OF FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT dated as of _________, 2013, to the Custody Agreement, dated as of September 20th , 2011 (the "Agreement"), is entered into by and between BROOKFIELD INVESTMENT FUNDS, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and Custodian desire to amend Exhibit C to the Agreement to add the Brookfield U.S. Listed Real Estate Fund and to remove the Brookfield High Yield Fund; and

WHEREAS, Article 15.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Exhibit C, shall be superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROOKFIELD INVESTMENT FUNDS	U.S. BANK NATIONAL ASSOCIATION

By:___________________________	By:_____________________________

Name:_________________________	Name: Michael R. McVoy

Title:__________________________	Title: Senior Vice President

Exhibit (g)(2)

Amended Exhibit C

to the Custody Agreement

Fund Names

Separate Series of BROOKFIELD INVESTMENT FUNDS

Name of Series
Brookfield Global Listed Real Estate Fund
Brookfield Global Listed Infrastructure Fund Brookfield Global High Yield Fund
Brookfield U.S. Listed Real Estate Fund